UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 29, 2005
Affiliated Computer Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12665 (Commission File Number)	51-0310342 (IRS Employer Identification No.)
2828 North Haskell Avenue
Dallas, Texas 75204
(Address of principal executive offices, including zip code)
(214) 841-6111
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Agreement with Jeffrey A. Rich
Press Release

Item 1.01 Entry into a Material Definitive Agreement
Jeffrey A. Rich has submitted his resignation as a director and Chief Executive Officer of Affiliated Computer Services, Inc. (the “Company”), and in recognition of Mr. Rich’s long and successful service to the Company and its stockholders as well as the Company’s accomplishments under his leadership, on September 30, 2005 the Company entered into an Agreement with Mr. Rich, which, among other things, provides the following: (i) Mr. Rich will remain on the Company’s payroll and be paid his current base salary (of $820,000 annually) through June 30, 2006; (ii) Mr. Rich will not be eligible to participate in performance-based incentive compensation program in fiscal year 2006; (iii)  the Company will purchase from Mr. Rich all options previously granted to Mr. Rich that are vested as of the date of the Agreement in exchange for an aggregate cash payment, less applicable income and payroll taxes, equal to the amount determined by subtracting the exercise price of each such vested option from $54.08 per share and all such vested options shall be terminated and cancelled; (iv) all options previously granted to Mr. Rich that are unvested as of the date of the agreement will be terminated (such options had an in-the-money value of approximately $4.6 million based on the closing price of the Company’s stock on the New York Stock Exchange on September 29, 2005); (v) Mr. Rich will receive a lump sum cash payment of $4,100,000; (vi) Mr. Rich will continue to receive executive benefits for health, dental and vision through September 30, 2007; (vii) Mr. Rich will also receive limited administrative assistance through September 30, 2006; and (viii) in the event Mr. Rich establishes an M&A advisory firm by January 1, 2007, the Company will retain such firm for a two year period from its formation for $250,000 per year plus a negotiated success fee for completed transactions. The Agreement also contains certain standard restrictions, including restrictions on soliciting the Company’s employees for a period of three years and soliciting the Company’s customers or competing with the Company for a period of two years. The description set forth in this Item 1.01 is general in nature and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.
Effective as of October 1, 2005, the Compensation Committee of the Board of Directors of the Company approved revised annual base salaries and performance-based incentive compensation percentages for certain named executive officers as follows: (i) $750,000 annual base salary and 200% for Mark A. King; (ii) $600,000 annual base salary and 175% for Lynn R. Blodgett; and (iii) $490,000 annual base salary for Warren D. Edwards.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On September 29, 2005, Jeffrey A. Rich resigned as a director and Chief Executive Officer of the Company.
On September 29, 2005, the Company appointed Mark A. King as the Company’s President and Chief Executive Officer and Lynn R. Blodgett as a director to fill the vacancy created by Mr. Rich’s resignation and as the Company’s Executive Vice President and Chief Operating Officer, each to be effective as of that date.
Mr. King, age 48, has served as a director since October 1996. Mr. King has served as President and Chief Operating Officer since August 2002 and had served as Chief Operating Officer since March 2001. Prior to that date he had served as Executive Vice President and Chief Financial Officer since May 1995. Mr. King joined the Company in November 1988 as Chief Financial Officer of various subsidiaries. Prior to joining us, Mr. King was Vice President and Assistant Controller of MTech Corp.

Mr. Blodgett, age 51, has served as Executive Vice President and Group President — Commercial Solutions since July 1999. From March 1990 until July 1999 Mr. Blodgett served as President of ACS Business Process Solutions, Inc. (formerly Unibase Technologies, Inc., an entity the Company acquired in 1996).
A copy of the Company’s press release regarding the appointments of Mark King and Lynn R. Blodgett and the resignation of Mr. Rich is published on the Company’s web site at http://www.acs-inc.com and is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

10.1	Agreement, dated as of September 30, 2005, between Affiliated Computer Services, Inc. and Jeffrey A. Rich.
99.1	Affiliated Computer Services, Inc. Press Release dated as of October 3, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFILIATED COMPUTER SERVICES, INC.
Date: October 3, 2005
	By:	/s/ WARREN D. EDWARDS
		Name:	Warren D. Edwards
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Agreement, dated as of September 30, 2005, between Affiliated Computer Services, Inc. and Jeffrey A. Rich.

99.1	Affiliated Computer Services, Inc. Press Release dated October 3, 2005